EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2007 relating to the consolidated financial statements and financial statement schedule of Global Industries, Ltd. (which report expressed an unqualified opinion and includes an explanatory paragraph regarding adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payments), and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Global Industries, Ltd. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Houston, Texas
November 2, 2007